Exhibit 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTIONS 5.3 AND 5.4 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE PREFERRED STOCK

Company:	Alto Neuroscience, Inc., a Delaware corporation

Class of Stock:	Series B Preferred Stock, or, at Holder’s election, Next Round Stock.

Number of Shares:	A number equal to (a)(i) 0.0375, multiplied by (ii) the aggregate principal amount of Loans (as defined in the Loan Agreement (as defined below)) actually made to the Company, divided by (b) the Warrant Price as in effect from time to time; provided, that if this Warrant is exercised for Next Round Stock that consists of Convertible Securities (as defined below), then this Warrant shall be exercisable for Convertible Securities having a face or purchase amount equal to (c)(i) 0.0375, multiplied by (ii) the aggregate principal amount of Loans actually made to the Company.

Warrant Price:	With respect to the Series B Preferred Stock, $6.6938 per share; provided, that if Holder elects to exercise this Warrant for Next Round Stock (other than Convertible Securities), the Warrant Price shall be the lowest effective sale price per share for such Next Round Stock paid by investors in the Qualified Financing (as defined below), in each case subject to adjustment as set forth herein.

Issue Date:	December 16, 2022

Expiration Date:	10 years from the Issue Date

Loan Agreement:	This Warrant to Purchase Preferred Stock (as amended and in effect from time to time, this “Warrant”) is issued in connection with, and as consideration for the commitments pursuant to, that certain Loan and Security Agreement of even date herewith among the Company and certain other borrowers from time to time party thereto, K2 HealthVentures LLC, as administrative agent for lender, Ankura Trust Company, LLC, as collateral agent for lenders, K2 HealthVentures LLC and any other lender from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used herein without definition, shall have the meanings set forth in the Loan Agreement.

This WARRANT TO PURCHASE PREFERRED STOCK certifies that, for good and valuable consideration, K2 HEALTHVENTURES EQUITY TRUST LLC (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated class, series and type of stock (the “Class”) of the above-named company (the “Company”) at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

For purposes of this Warrant:

“Next Round Stock” shall mean (i) the series of preferred stock of the Company issues in the first Qualified Financing involving the issuance of preferred stock having rights and economic attributes which are superior to or senior to the rights and attributes of the Series B Preferred Stock and resulting in cash proceeds (excluding proceeds from the conversion or cancellation of indebtedness outstanding on and as of the Issue Date hereof) of at least $20,000,000, in a financing in which the cash purchase price per share was determined by negotiations with a bona fide lead investor that is not an existing investor or an affiliated investment fund of an existing investor and that is investing an amount in the financing reasonably commensurate with the investment of a lead investor in a typical venture capital financing of a similar scale, and excluding, for avoidance of doubt, any subsequent closing of the Series B Preferred Stock financing, or (ii) any shares of capital stock and/or other securities of the Company issued in any Qualified Financing that is consummated after the Issue Date but prior to the Qualified Financing described in clause (i); provided that to the extent that the securities issued in a Qualified Financing are convertible notes, SAFEs or other convertible securities (other than priced shares (“Convertible Securities”), this Warrant shall only be exercisable for such Convertible Securities for so long as the Convertible Securities issued in such Qualified Financing remain outstanding and have not been converted into shares.

“Qualified Financing” means any financing consummated by the Company after the Issue Date in which the Company issues its common stock, preferred stock or other equity securities (or instruments or securities exercisable for, or convertible into, the foregoing) for the principal purpose of raising capital in a single transaction or series of related transactions.

SECTION 1. EXERCISE.

1.1 Method of Exercise. Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2 Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to Holder such number of fully paid and nonassessable Shares as are computed using the following formula:

X =	Y(A-B)/A

where:

X =	the number of Shares to be issued to Holder;

Y =	the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Warrant Price);

A =	the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share;

and B =	the Warrant Price.

1.3 Fair Market Value. For purposes of this Warrant, the “Fair Market Value” shall mean the following: If the Company’s common stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”), the fair market value of a Share shall be the closing price or last sale price of a share of the Company’s common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company, if applicable, multiplied by the number of shares of the Company’s common stock into which a Share is then convertible. If the Company’s common stock is not traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.

1.4 Delivery of Certificate and New Warrant. Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall deliver to Holder a certificate representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.5 Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

1.6 Treatment of Warrant at Acquisition.

(a) In the event of an Acquisition (as defined below) in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and the fair market value of one Share as determined in accordance with Section 1.3 above would be greater than the Warrant Price in effect on such date immediately prior to such Cash/Public Acquisition, and Holder has not exercised this Warrant pursuant to Section 1.1 above as to all Shares, then this Warrant shall automatically be deemed to be cashless exercised pursuant to Section 1.2 above as to all Shares effective immediately prior to and contingent upon the consummation of a Cash/Public Acquisition. In connection with such cashless exercise, Holder shall be deemed to have restated each of the representations and warranties in Section 4 of the Warrant as the date thereof and the Company shall promptly notify the Holder of the number of Shares (or such other securities) issued upon exercise.

(b) Upon the closing of any Acquisition other than as described in subsection (a) above, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

(c) (i) “Acquisition” means a transaction or series of transactions involving (A) the sale, lease exclusive license or other disposition of all or substantially all assets of the Company or any business line of the Company, (B) any merger or consolidation of the Company into or with another person or entity, or any other corporate reorganization, as a result of which the stockholders of the Company immediately prior to such transaction own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such transaction, (C) any merger, consolidation or other business combination of the Company into or with a special purpose acquisition company or wholly-owned subsidiary thereof; or (D) any sale or other transfer by the stockholders of the Company of capital stock of the Company representing at least a majority of the Company’s outstanding combined voting power, as of such date of determination, and (ii) “Marketable Securities” means securities meeting all of the following requirements: (A) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (B) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in Trading Market, and (C) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition.

SECTION 2. ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in common stock or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2 Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, converted, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

2.3 Adjustments for Diluting Issuances. Without duplication of any adjustment otherwise provided for in this Section 2, the number of shares of common stock issuable upon conversion of the Shares shall be subject to anti-dilution adjustment from time to time in the manner set forth in the Company’s Certificate of Incorporation, as amended and/or restated and in effect from time to time (the “Charter”) as if the Shares were issued and outstanding on and as of the date of any such required adjustment.

2.4 “Pay to Play” Rights. In the event that any “pay to play” terms or conditions (i.e. terms or conditions that require a holder of shares of preferred stock of the Company (the “Preferred Stock”) to purchase securities in a future round of equity financing or else lose the benefit of anti-dilution protections applicable to shares of Preferred Stock or have such shares of Preferred Stock automatically convert into common stock or another class or series of capital stock) in the Charter are triggered in connection with any sale or issuance of securities (a “Trigger Event”), then, in each such event the purchase rights under this Warrant shall automatically adjust to provide Holder, upon the later exercise hereof, with the same securities and/or rights that Holder would have received had Holder (x) exercised this Warrant prior to such Trigger Event, and (y) participated in the applicable equity financing in an amount sufficient to be deemed to have fully participated for purposes of such “pay to play” provision.

2.5 No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the fair market value (as determined in accordance with Section 1.3 above) of a full Share, less (ii) the then-effective Warrant Price.

2.6 Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, class and/or number of Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer, including computations of such adjustment and the Warrant Price, class and number of Shares in effect upon the date of such adjustment.

SECTION 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company represents and warrants to, and agrees with, Holder as follows:

(a) The initial Warrant Price referenced on the first page of this Warrant is not greater than the lowest price per share for the Series B Preferred Stock as of the Issue Date.

(b) All Shares which may be issued upon the exercise of this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein, under the Charter or the Company’s bylaws, as amended and/or restated and in effect from time to time, or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class, common stock and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion of the Shares into common stock or such other securities.

(c) The issuance of this Warrant and the issuance of the Shares issuable upon exercise hereof, does not entitle any other party to exercise preemptive rights, except to the extent waived prior to the Issue Date.

(d) The Company’s capitalization table attached hereto as Schedule 1 is true and complete, in all material respects, as of the Issue Date.

3.2 Notice of Certain Events. If the Company proposes at any time to:

(a) declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;

(b) offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s stock (other than pursuant to contractual preemptive rights);

(c) effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class;

(d) effect an Acquisition or to liquidate, dissolve or wind up; or

(e) effect an initial public offering of its shares of capital stock; then, in connection with each such event, the Company shall give Holder:

(1) in the case of the matters referred to in (a) and (b) above, at least five (5) Business Days prior written notice of the earlier to occur of the effective date thereof or the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any,

(2) in the case of the matters referred to in (c) and (d) above at least twenty (20) days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event and copies of all documents to be entered into in connection with such transaction and other information as Holder may require in connection with such transaction and the treatment of this Warrant in connection with such event giving rise to the notice); and

(3) with respect to any initial public offering, at least five (5) Business Days prior written notice of the date on which the Company proposes to file its registration statement in connection therewith.

The Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements, including without limitation, quarterly financial statements no later than 45 days of the end of each fiscal quarter of the Company and annual financial statements no later than 180 days of the end of each fiscal year of Company, in each case, in the form as and when delivered to Company’s investors, as well as the budget for each fiscal year, when approved by Company’s board of directors, and a copy of each 409A valuation report as to the Company’s capital stock that the Company receives after the Issue Date within ten (10) Business Days after the Company’s receipt thereof. Holder agrees to treat and hold all information provided by the Company pursuant to this Warrant in confidence in accordance with the provisions of Section 12.10 of the Loan Agreement (regardless of whether the Loan Agreement shall then be in effect)

3.3 Registration. The Shares, or the common stock into which the Shares are convertible, shall at the option of Holder be “Registrable Securities”, and Holder shall have the registration rights of a “Holder” under Section 2 of the Company’s Amended and Restated Investors’ Rights Agreement dated April 6, 2022, as amended, restated, supplemented or otherwise modified and in effect from time to time (the “Investors’ Rights Agreement”).

SECTION 4. REPRESENTATIONS, WARRANTIES OF HOLDER.

Holder represents and warrants to the Company as follows:

4.1 Purchase for Own Account. This Warrant and the Shares to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2 Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5 The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

4.6 No Stockholder Rights. Except as specifically set forth in this Warrant, Holder, as a Holder of this Warrant, will not have any rights (including, but not limited to, voting rights) as a stockholder of the Company with respect to the Shares issuable hereunder (or the securities issuable on conversion of such Shares, if any) until the exercise of this Warrant and then only with respect to the Shares issued upon such exercise (and such conversion securities); provided, however, that in the event that this Warrant is exercised for Convertible Securities, Holder will not have any rights (including, but not limited to, voting rights) as a stockholder of the Company with respect to the shares underlying such Convertible Securities until such Convertible Securities have been converted into shares.

4.7 Market Stand-Off. Holder agrees that it will not, without the prior written consent of the managing underwriter (in connection with an initial public offering) or the SPAC (as defined in the Company’s Amended and Restated Certificate of Incorporation, as may be amended from time to time) (in connection with a SPAC Transaction (as defined in the Company’s Amended and Restated Certificate of Incorporation, as may be amended from time to time)), during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its common stock or any other equity securities under the Securities Act on a registration statement on Form S-1 for the initial public offering or registration statement on Form S-4 for the closing of the SPAC Transaction, and ending on the date specified by the Company and the managing underwriter (for an initial public offering) or the Company and the SPAC (for a SPAC Transaction) (such period not to exceed one hundred eighty (180) days, or such other period as may be requested by the Company or an underwriter or the SPAC to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2241, or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of the Company’s common stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for the Company’s common stock held immediately before the effective date of the registration statement for such offering (or, in the case of a SPAC Transaction, any shares of the common stock or other share capital of the SPAC or any securities convertible into or exercisable or exchangeable, directly or indirectly, for such common stock or other share capital) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Company’s common stock, the common stock or share capital of the SPAC or other securities, in cash, or otherwise. The foregoing provisions of this Section 4.7 shall apply only to the initial public offering or a SPAC Transaction, and shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement in an initial public offering or to the sale of any shares to the SPAC in a SPAC Transaction, or to the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and shall be applicable to the Holder only if all officers and directors of the Company are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding common stock (after giving effect to conversion into common stock of all outstanding Preferred Stock). The underwriters in connection with such registration and the SPAC in a SPAC Transaction are intended third party beneficiaries of this Section 4.7 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Holder further agrees to execute such agreements as may be reasonably requested by the Company or the underwriters in connection with an initial public offering and the Company or the SPAC in connection with a SPAC Transaction that are consistent with this Section 4.7 or that are necessary to give further effect thereto.

4.8 Stockholder Agreements. Following any exercise of this Warrant and solely with respect to the Shares issued thereupon, if the Company so requests in writing, Holder shall become a party to the Investors’ Right Agreement, and to the Company’s Amended and Restated Voting Agreement (the “Voting Agreement”) and Amended and Restated Right of First Refusal and Co-Sale Agreement, each dated April 6, 2022, as amended, restated, supplemented or otherwise modified from time to time, if such agreements are then in force and effect, by execution and delivery to the Company of a counterpart signature page, joinder agreement or similar instrument in a form reasonably acceptable to the Company; provided, however, that in the event that this Warrant is exercised for Convertible Securities, the foregoing obligations of Holder under this Section 4.8 shall instead take effect upon the conversion of the Convertible Securities for shares; provided, further, that Holder’s obligation to enter into the Voting Agreement shall be subject to the accommodation by the Company and the other parties thereto of any restrictions, limitations and/or procedures which Holder believes are necessary or desirable in order to ensure Holder’s compliance with CFIUS laws, rules and regulations and/or other legal considerations arising out of or related to Holder’s organizational structure.

SECTION 5. MISCELLANEOUS.

5.1 Term and Automatic Exercise Upon Expiration.

(a) Term. Subject to the provisions of Section 1.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Pacific Time, on the Expiration Date and shall be void thereafter.

(b) Automatic Cashless Exercise upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder.

5.2 Legends. The Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE PREFERRED STOCK ISSUED BY THE COMPANY TO K2 HEALTHVENTURES EQUITY TRUST LLC DATED DECEMBER 16, 2022 MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

And, if then applicable, a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE SECURITIES AFT OF 1933, AS AMENDED, AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE ISSUER TO K2 HEALTHVENTURES EQUITY TRUST LLC DATED DECEMBER 16, 2022, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SECURITIES.

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act.

5.4 Transfer Procedure. Subject to the provisions of Section 5.3 and upon providing the Company with written notice, K2 HealthVentures Equity Trust LLC and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable); and provided further, that any subsequent transferee shall make substantially the representations set forth in Section 4 above and shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant. Notwithstanding any contrary provision herein, at all times prior to any initial public offering, Holder may not, without the Company’s prior written consent, transfer this Warrant or any portion hereof, or any Shares issued upon any exercise hereof, or any shares or other securities issued upon any conversion of any Shares issued upon any exercise hereof, to any person or entity known to Holder to directly compete with the Company, except in connection with an Acquisition of the Company by such a direct competitor. Notwithstanding the foregoing, no part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of the Shares, if any) may be transferred except to a person named as a “Designated Holder” of K2 HealthVentures LLC in the Loan Agreement.

5.5 Notices. All notices and other communications hereunder from the Company to Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

K2 HEALTHVENTURES LLC

855 Boylston Street, 10th Floor

Boston, MA 02116

Attention: Legal Notices

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

ALTO NEUROSCIENCE, INC.

369 South San Antonio Road

Los Altos, CA 94022

5.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. Notwithstanding the foregoing, the last sentence of Section 5.4 may not be changed, waived, discharged or terminated without the express written consent of Ankura Trust Company, LLC. Ankura Trust Company, LLC shall be a third-party beneficiary of this Warrant for purposes of enforcing the preceding sentence.

5.7 Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.8 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles regarding conflicts of law.

5.9 Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

5.10 Business Days. “Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in the State of New York are required or permitted to be closed.

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IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Preferred Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

COMPANY:

ALTO NEUROSCIENCE, INC.

By:	/s/ Nick Smith
Name:	Nick Smith
Title:	Chief Financial Officer

HOLDER:

K2 HEALTHVENTURES EQUITY TRUST LLC

By:	/s/ Parag Shah
Name:	Parag Shah
Title:	CEO & Founding Managing Director

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned Holder hereby exercises its right to purchase _________________ shares of ________________________ of [_______] (the “Company”) in accordance with the attached Warrant to Purchase [Common][Preferred] Stock, and tenders payment of the aggregate Warrant Price for such shares as follows:

[    ] check in the amount of $________ payable to order of the Company enclosed herewith

[    ] Wire transfer of immediately available funds to the Company’s account

[    ] Cashless Exercise pursuant to Section 1.2 of the Warrant

[    ] Other [Describe] __________________________________________

2. Please issue a certificate or certificates representing the Shares in the name specified below:

Holder’s Name

(Address)

3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 4 of the Warrant to Purchase [Common][Preferred] Stock as of the date hereof.

HOLDER:

By:
Name:
Title:

Date:

Appendix 1

SCHEDULE 1

Company Capitalization Table

See attached